As filed with the Securities and Exchange Commission on August 25, 2004
Registration No.           -

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTERSTATE HOTELS & RESORTS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	52-210815
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4501 N. FAIRFAX DRIVE

ARLINGTON, VA 22203
703-387-3100
(Address, Including Zip Code and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

CHRISTOPHER L. BENNETT, ESQ.

SENIOR VICE PRESIDENT AND GENERAL COUNSEL
INTERSTATE HOTELS & RESORTS, INC.
4501 N. FAIRFAX DRIVE
ARLINGTON, VA 22203
703-387-3100
(Name, Address, Including Zip Code and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

WILLIAM P. O’NEILL, ESQ.

LATHAM & WATKINS LLP
555 ELEVENTH STREET, N.W., SUITE 1000
WASHINGTON, DC 20004
202-637-2200

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☑

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering.     ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

(continues on next page)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered	Per Unit	Offering Price	Registration Fee

Primary Offering:

Debt Securities, Preferred Stock, Common Stock, Warrants to purchase Debt Securities, Preferred Stock or Common Stock(1), and such indeterminate amount of Debt Securities, Preferred Stock and Common Stock as may be issued upon conversion or exchange for any other securities registered hereunder that provides for conversion or exchange into Debt Securities, Preferred Stock, or Common Stock
	(2),(3),(4)	(2),(3),(4)	(2),(3),(4)	(2),(3),(4)

Total for Primary Offering	$150,000,000	100%	$150,000,000	$19,005

Common Stock to be Sold by Selling Stockholders(5)	6,232,716	$4.15(6)	$25,865,772	$3,278

Total			$175,865,772	$22,283(7)

(1)	This registration statement also relates to associated rights to purchase our Series A junior participating preferred stock, par value $0.01 per share. Until the occurrence of certain prescribed events, none of which have occurred, the rights are not exercisable, are evidenced by certificates representing the common stock and will be transferred only along with the common stock. The value, if any, of the rights is reflected in the value of the common stock.

(2)	Not applicable pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”).

(3)	Provided that in no event will the aggregate maximum offering price of all securities offered by us and registered under this registration statement exceed $150,000,000, there is being registered hereunder (i) an indeterminate principal amount of debt securities as may be offered or sold by us from time to time, (ii) an indeterminate number of shares of preferred stock or common stock as may be sold from time to time by us, (iii) an indeterminate number of warrants to purchase debt securities, preferred stock or common stock as may be sold from time to time by us, and (iv) an indeterminate number of securities as may be issued upon conversion or exchange for, as the case may be, other securities registered hereunder.

(4)	The proposed maximum offering price per unit will be determined from time to time by Interstate Hotels & Resorts, Inc., in connection with the issuance by us of the securities registered hereunder. The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

(5)	There is being registered hereunder 6,232,716 shares of our common stock as may be sold from time to time by the selling stockholders.

(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low sale prices of our common stock reported on the New York Stock Exchange on August 24, 2004.

(7)	Pursuant to Rule 457(p), $1,121 of the filing fee previously paid by the registrant upon the initial filing of the registration statement on Form S-3 (File Number 333-110046) on October 29, 2003, is offset against the currently due filing fee.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, dated August 25, 2004

PROSPECTUS

$150,000,000

Debt Securities, Preferred Stock,

Common Stock and Warrants
Offered by
Interstate Hotels & Resorts, Inc.

6,232,716 Shares

Common Stock Offered by

Selling Stockholders

        We may from time to time offer up to $150,000,000 in aggregate initial offering price of:

•	debt securities

•	shares of preferred stock, par value $.01 per share:

•	shares of common stock, par value $.01 per share; and

•	warrants to purchase debt securities, preferred stock or common stock.

      Our common stock is traded on the New York Stock Exchange under the symbol “IHR.” On August 24, 2004, the last reported sale price for Interstate’s common stock on the New York Stock Exchange was $4.10 per share. We will apply to list any shares of common stock sold under this prospectus and any prospectus supplement on the New York Stock Exchange. We have not determined whether we will list any other securities we may offer on any exchange or over-the-counter market. If we decide to seek listing of any securities, the supplement to this prospectus will disclose the exchange or market.

      The selling stockholders identified in this prospectus and some of our other stockholders may sell up to 6,232,716 shares of our common stock under this prospectus and any prospectus supplement. In the prospectus supplement relating to sales by selling stockholders, we will identify each selling stockholder and the number of shares of our common stock that each selling stockholder will be selling.

      When we offer securities, we will provide specific terms of such securities in supplement to this prospectus. The securities offered by this prospectus and any prospectus supplement may be offered directly or to or through underwriters or dealers. If any underwriters are involved in the sale of any securities offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

      You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities.

      INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 1.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August      , 2004.

      We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus and the accompanying prospectus supplement is accurate as of the dates on their covers. When we deliver this prospectus or a supplement or make a sale pursuant to this prospectus or a supplement, we are not implying that the information is current as of the date of the delivery or sale.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933. Under the shelf process, we may, from time to time, sell the offered securities described in this prospectus in one or more offerings up to a total dollar amount of $150,000,000. In addition, the selling stockholders identified in this prospectus may sell up to 6,232,716 shares of our common stock under our shelf registration statement.

      This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the Commission. For further information, we refer you to the registration statement on Form S-3, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the Commission rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

      In this prospectus, “Interstate,” “the company,” “we,” “us” and “our” refer to Interstate Hotels & Resorts, Inc., unless the context otherwise requires.

      This prospectus provides you with a general description of the offered securities. Each time we or any of the selling stockholders sell offered securities, we will provide a prospectus supplement that will contain specific information about the method and terms of that offering. The prospectus supplement may add, update or change any information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information”.

RISK FACTORS

      An investment in our securities entails a number of risks. You should consider carefully the risks described below and those described under “Caution Regarding Forward-Looking Statements,” as well as those identified in our other filings with the SEC, including those documents incorporated herein by reference. If the events discussed in these risk factors occur, our business, financial condition, results of operations or cash flows could be materially adversely affected, and the market price of our common stock could be adversely affected.

Risks Relating to Our Business

We encounter industry risks related to operating and managing hotels that could cause our results of operations to suffer.

      Various factors could adversely affect our ability to generate revenues on which our management fees are based. Our business is subject to all of the operating risks inherent in the lodging industry. These risks include, but are not limited to, the following:

•	changes in national, regional and local economic conditions;

•	cyclical overbuilding in the lodging industry;

•	varying levels of demand for rooms and related services;

•	competition from other hotels, resorts and recreational properties, some of which may have greater marketing and financial resources than we or the owners of the properties we manage have;

•	the creditworthiness of the owners of the hotels that we manage and the risk of bankruptcy by hotel owners;

•	dependence on business and commercial travelers and tourism, which may fluctuate and be seasonal;

•	decreases in air travel;

•	the effects of owners not funding recurring costs of necessary renovations, refurbishment and improvements of hotel properties; and

•	fluctuations in demand resulting from threatened or actual acts of terrorism or hostilities.

      Demographic, geographic or other changes in one or more markets could impact the convenience or desirability of the sites of some hotels, which would in turn affect the operations of those hotels.

We encounter industry-related risks related to our investments in and ownership of hotels and other real estate.

      As we hold or acquire interests in hotel properties, we are subject to the operating risks described in the immediately preceding risk factor. In addition, we will be exposed to risks and uncertainties associated with the ownership of hotels and real estate, including risks arising from:

•	changes in local real estate market conditions;

•	changes in the markets for particular types of assets;

•	changes in interest rates and in the availability, cost and terms of financing;

•	uninsured property, casualty and other losses;

•	labor disturbances or shortages of labor;

•	present or future environmental legislation;

•	fluctuations in operating costs;

•	changes in governmental regulations that influence or determine wages, prices and construction and maintenance costs;

•	the ability of any joint ventures in which we invest to service any debt they incur and the risk of foreclosure associated with that debt;

•	adverse changes in zoning or disability laws;

•	adverse changes in real estate tax assessments;

•	construction or renovation delays and cost overruns; and

•	limitations on our ability to quickly dispose of investments and respond to changes in the economic or competitive environment due to the relative illiquidity of real estate assets.

      Many of these factors will be beyond our control. As we expand through acquisition or development of real estate, the magnitude of these risks may increase. Any of these factors could have a material and adverse impact on the value of our assets or on the revenues that can be generated from those assets. In addition, due to the level of fixed costs required to operate upscale and select-service hotels, resorts and conference centers, significant expenditures necessary for the operation of these properties generally cannot be reduced when circumstances cause a reduction in revenue.

As we acquire additional hotels, we may have difficulty managing our growth, which may have an adverse impact upon our results of operations.

      As we expand through acquisitions or development of real estate, we plan to increase the size of our management proportionately with our growth. We may have difficulty integrating new personnel and managing our growth through acquisitions. As a result, management’s attention and resources may be diverted from our existing operations. In addition, if we are unsuccessful in expanding our business, our personnel costs may be disproportionately high compared to our operations, which may have an adverse effect on our profitability.

The economy could adversely affect the performance of hotels and our retention of our existing hotel management agreements.

      The economic slowdown that occurred during 2001, 2002 and 2003 led to declines in room rates as hotels compete more aggressively for guests. If the economy begins to recover, it could result in the disposition by hotel owners of hotels we manage, which could result in the loss of management contracts, which could have an adverse effect on our revenues. If the economy does not recover, the economic slowdown may lead to an increased risk of bankruptcy by owners of hotels and/or foreclosures on the hotel properties, which may inhibit our ability to collect fees under our management agreements or may lead to their termination.

Our management agreements may be terminated or not renewed under various circumstances, including if the properties to which they relate are sold or otherwise disposed of by their owners.

      If the owner of a property we manage disposes of the property, our management agreement may be terminated by the buyer. Similarly, if an owner of properties we manage is acquired, the subsequent owner may wish to terminate our management agreements. Although our management agreements with MeriStar Hospitality contain termination fee provisions, our management agreements with other owners generally have limited or no termination fees payable to us if a hotel is sold and the agreement is terminated. As of June 30, 2004, approximately 110 of our management agreements had current terms scheduled to expire within three years.

      As of June 30, 2004, MeriStar Hospitality was the owner of 78 of the hotels that we manage. Since January 1, 2003, MeriStar Hospitality has sold 32 hotels managed by us. Of these hotels, we continue to manage one for the hotel acquirer. MeriStar Hospitality also announced plans to sell an additional five of its hotels, all of which we currently manage. Those five hotels, together with the 31 sold hotels we no longer manage, accounted for $4.6 million, or 7.1%, of our total management fees for the year ended December 31, 2003 and $1.9 million, or 4.8%, of our total management fees for the year ended December 31, 2002 (all of which was recorded after July 31, 2002, the date of the merger between MeriStar and Interstate).

      Except in the case of two hotels currently owned by MeriStar Hospitality, if MeriStar Hospitality terminates our management agreement with respect to a hotel upon the sale of such hotel, or if MeriStar Hospitality elects to permanently close a hotel after a casualty and does not replace it with another hotel with a management fee equal to that payable with respect to the hotel to be closed, we will receive a termination fee. Any termination fee will be paid in forty-eight equal monthly installments, without interest, commencing the month following the termination. In the event we continue to manage a hotel after its sale by MeriStar Hospitality, we will reduce any termination fee payable by MeriStar Hospitality with respect to such hotel by 50% of the base management fee actually received by us during the twelve months immediately following the sale. In addition, MeriStar Hospitality will be able to credit against any termination payments the present value of projected fees of any new management agreements executed by MeriStar Hospitality prior to the thirtieth month following such termination.

      Termination fees with respect to the 37 hotels recently sold, or which MeriStar Hospitality has announced plans to sell, will equal the present value of the management fees payable through the end of their terms as defined in the management agreements. Any termination fees payable in the future with respect to other hotels owned by MeriStar Hospitality will equal the average of (1) the termination fee calculated as described in the preceding sentence and (2) the present value of all such management fees payable, but discounted as though such management fees were paid at the end of the term, provided, however, MeriStar Hospitality will not be liable to us for the first $2,500,000 of termination fees that would otherwise accrue under this formula with respect to these other hotels. All of our current management agreements with MeriStar Hospitality have terms ending on January 1, 2011, with three five-year renewal periods at our option.

The renewal periods are not included for purposes of calculating the applicable termination fee, except for a renewal period during which the applicable management agreement is terminated.

      Net of the offsets described in the preceding paragraph, as of June 30, 2004, we would be entitled to receive approximately $15.4 million of total termination fees with respect to the termination of management agreements for the 31 hotels sold by MeriStar Hospitality that we no longer manage and the five remaining hotels MeriStar Hospitality has announced its intention to sell. Our management agreements with other owners generally have limited or no termination fees due to us if our management agreement is terminated upon the sale of the hotel. We record termination fees as management fee revenue as they are received. The termination of management contracts as a result of hotel dispositions could therefore have an adverse effect on our revenues.

      In any fiscal year, MeriStar Hospitality is entitled, without cause, to terminate management agreements with us covering no more than 600 rooms, subject to their payment to us, within fifteen days of termination, of a termination fee representing 150% of the management fees earned by us under the applicable management agreements during the preceding twelve months. In addition, MeriStar Hospitality is entitled to terminate management agreements with us, without termination fee or penalty, if:

•	our ownership or operation of any brand or franchise, causes MeriStar Hospitality to breach any of its franchise agreements restricting such ownership or operation;

•	we make a debt or equity investment in a hotel that competes with the applicable hotel (competing hotels are determined by reference to competitive sets as described in reports published by Smith Travel Research); or

•	specified performance standards at the applicable hotel are not met in consecutive calendar years subject to certain cure rights available to us.

      Provisions in certain of our management agreements restrict our ability to invest in hotels which compete with the hotel we are managing. Such provisions may limit our ability to acquire new hotels and management agreements and potentially impair our continued growth.

A high percentage of the hotels we manage are upscale hotels, and our BridgeStreet corporate housing division primarily services business travelers and high-end leisure travelers, so we may be particularly susceptible to an economic downturn.

      Approximately 65% of the rooms our hotel management division manages are in hotels that are classified as upscale, full-service hotels. These hotels generally permit higher room rates. However, in an economic downturn, these hotels may be more susceptible to a decrease in revenues, as compared to hotels in other categories that have lower room rates. This characteristic may result from hotels in this segment generally targeting business and high-end leisure travelers. In periods of economic difficulties, business and leisure travelers may seek to reduce travel costs by limiting trips or seeking to reduce costs on their trips. The corporate housing segment is sensitive to economic conditions for the same reasons. Adverse changes in economic conditions and/or continued sluggishness in the economy could have a material adverse effect on our revenues, results of operations and the valuation of goodwill recorded on our balance sheet.

Due to the lease obligations of our BridgeStreet corporate housing division, we may not be able to adjust our cost structure as a result of changes in demand for corporate housing.

      Our BridgeStreet corporate housing division has substantial commitments under leases which may not be cancelled prior to the end of their terms. As a result, if demand for corporate housing decreases, we may not be able to adjust our cost structure to react to a decrease in demand, which could have an adverse effect on our results of operations. Our BridgeStreet Corporate Housing segment has experienced net losses of $7.3 million and $1.7 million for 2003 and 2002, respectively, and $2.1 million for the six months ended June 30, 2004. If the demand for corporate housing does not improve, we may continue to experience losses, which could require us to write-down some or all of the approximately $9 million of goodwill allocated to this segment. Similarly, in areas in which longer term leases are standard (such as London), we may not be able to adjust our corporate housing portfolio upon an increase in demand in markets where we have few or no leases to take advantage of shifting market conditions.

Acts of terrorism, the threat of terrorism, the ongoing war against terrorism and other factors have impacted and will continue to impact the hotel industry and all hotel companies’ results of operations.

      The threat of terrorism has had and will, for the foreseeable future, continue to have a negative impact on hotel operations, causing lower than expected performance, particularly in a weak economy. The threat of terrorism has caused a significant decrease in hotels’ occupancy and average daily rate due to disruptions in business and leisure travel patterns and concerns about travel safety. Major metropolitan area and airport hotels have been adversely affected due to concerns about air travel safety and a significant overall decrease in the amount of air travel, particularly transient business travel. Future outbreaks of hostilities could have a negative effect on air travel, the economy and on our business.

      The September 11, 2001 terrorist attacks were unprecedented in scope, and in their immediate, dramatic impact on travel patterns. While there have been improvements in operating levels from the period immediately following the attacks, the uncertainty associated with subsequent incidents and threats and the possibility of future attacks may continue to hamper business and leisure travel patterns. In addition, potential future outbreaks of Severe Acute Respiratory Syndrome or other diseases could have a material adverse effect on our revenues and results of operations due to decreased air travel and hotel occupancy, especially in areas hard-hit by the events.

If we are unable to identify new hotel management opportunities or additional appropriate real estate acquisition or development opportunities and to arrange the financing necessary to complete these acquisitions or developments, our continued growth could be impaired.

      We continually evaluate potential hotel management opportunities and real estate development and acquisition opportunities. Any future acquisitions or developments will be financed through a combination of internally generated funds, additional bank borrowings from existing and new credit facilities, public offerings or private placements of equity or debt securities. The nature of any future financing will depend on factors such as the size of the particular acquisition or development and our capital structure at the time of a project. We may not be able to identify appropriate new acquisition or development opportunities and necessary financing may not be available on suitable terms, if at all.

      An important part of our growth strategy will be the acquiring of new hotel management opportunities and the investment in, and acquisition of, hotels. Continued industry consolidation and competition could adversely affect our growth prospects going forward. We will compete for hotel management opportunities and hotel investment opportunities with other companies, some of which may have greater financial or other resources than we have. Competitors may have a lower cost of capital and may be able to pay higher prices for hotels or assume greater risks than would be prudent for us to pay or assume. If we are unable to acquire new hotel management opportunities or make real estate investments and acquisitions, our continued growth could be impaired.

The lodging industry and corporate housing market are highly competitive.

      There is no single competitor or small number of competitors that are dominant either in the hotel management or corporate housing business. We operate in areas that attract numerous competitors, some of which may have substantially greater resources than we or the owners of properties we manage have, including Marriott International, Inc., Starwood Hotels & Resorts Worldwide, Inc. and Hilton Hotels Corporation, among others. Competition in the lodging industry and corporate housing market is based generally on location, availability, room rates or corporate housing rates, range and quality of services and guest amenities offered. New or existing competitors could lower rates; offer greater conveniences, services or amenities; or significantly expand, improve or introduce new facilities in markets in which we compete. Any of these factors could adversely affect operations and the number of suitable business opportunities. In addition, we compete for hotel management contracts against numerous other companies, many of which may have more financial resources. These competitors include the management divisions of the major hotel brands as well as independent, non-brand affiliated hotel managers.

Our relationship with MeriStar Hospitality may lead to general conflicts of interest that adversely affect stockholders’ interests.

      We have historically had a close business relationship with MeriStar Hospitality, a real estate investment trust, or REIT, that, as of June 30, 2004, owned 78 of the properties we manage. Paul W. Whetsell is the Chief Executive Officer of MeriStar Hospitality and is the Chairman of both companies.

      We and MeriStar Hospitality may have conflicting views on the manner in which we manage its hotels, as well as acquisitions and dispositions. As a result, Mr. Whetsell may be presented with several decisions which provides him the opportunity to benefit MeriStar Hospitality to our detriment or benefit us to the detriment of MeriStar Hospitality. Inherent potential conflicts of interest will be present in all of the numerous transactions between us and MeriStar Hospitality. In case of a potential conflict between us and MeriStar Hospitality, we will form a special committee of our board of directors to consider the matter. Mr. Whetsell will recuse himself from all decision-making and deliberations relating to the matter, as will any other directors with interests in the matter.

      Furthermore, because of the independent trading of the two companies, stockholders in each company may have divergent interests that could lead to conflicts of interest. The divergence of interests could also reduce the anticipated benefits of our close relationship with MeriStar Hospitality.

      We may have conflicts relating to the sale of hotels subject to management agreements. As described in more detail on pages 3-4 above, with the exception of two hotels owned by it, MeriStar Hospitality will generally be required to pay a termination fee to us if it elects to sell or transfer a hotel to a person or entity that is not an affiliate of MeriStar Hospitality or if it elects to permanently close a hotel after a casualty and does not replace it with another hotel with a management fee equal to that payable under the management agreement to be terminated. MeriStar Hospitality’s decision to sell a hotel may, therefore, have significantly different consequences for MeriStar Hospitality and us.

      If there is a change in the Internal Revenue Code that would permit MeriStar Hospitality or one of its affiliates to operate hotels without adversely affecting MeriStar Hospitality’s status as a REIT, MeriStar Hospitality would not be required to enter into future renewals of our management agreements. Furthermore, a change in control of MeriStar Hospitality could have a negative effect on us, since our working relationship with the new owner of those hotels may not be as close as our working relationship is with MeriStar Hospitality.

Our international operations expose us to additional risks.

      As we continue to grow our international presence, we are subject to various risks which include exposure to currency fluctuations, managing potential difficulties in enforcing contractual obligations and intellectual property rights and the burden of complying with a wide variety of laws and regulations and the effects of potential and actual international terrorism and hostilities. We are particularly sensitive to any factors that may influence international travel. In addition, we cannot be certain of the effect that changing political and economic conditions could have on our international hotel and corporate housing operations and on our ability to collect on loans to third-party owners overseas. Furthermore, the success of our international operations depends on our ability to attract and retain qualified management personnel who are familiar not only with our business and industry but also with the local commercial practices and economic environment.

      Three of the hotels we manage are located in Russia. The management contracts for the three Russian hotels accounted for approximately $4.3 million, or approximately 6.6%, of total management fees for the year ended December 31, 2003 and $4.1 million, or approximately 10.3%, of total management fees for the year ended December 31, 2002. In December 2003, in connection with the hotel’s opening, we began to manage the Praia D’El Rey Marriott Golf & Beach Resort in Praia del Rey, Portugal.

Third-party hotel owners are not required to use the ancillary services we provide.

      In addition to traditional hotel management services, we offer to third-party hotel owners several ancillary services such as purchasing, project management, insurance and risk management, information technology and telecommunication services, and centralized accounting services. We expect to derive a portion of our revenues from these services. Our management contracts do not obligate third-party hotel owners to utilize these services, and the failure of hotel owners to utilize these services could adversely affect our overall revenues.

We may be adversely affected by the limitations in our franchising and licensing agreements.

      We are the brand franchisee of record of some of the hotels we have interests in or manage. In addition, we, with respect to hotels for which we are not the franchisee, may sign a manager acknowledgment agreement with the franchisor which details some of our rights and obligations with respect to the hotel and references the hotel’s franchise agreement. The franchise agreements generally contain specific standards for, and restrictions and limitations on, the operation and maintenance of a hotel in order to maintain uniformity within the franchisor system. Those limitations may conflict with our philosophy of creating specific business plans tailored to each hotel and to each market. Standards are often subject to change over time, in some cases at the discretion of the franchisor, and may restrict a franchisee’s ability to make improvements or modifications to a hotel without the consent of the franchisor. In addition, compliance with standards could require a hotel owner to incur significant expenses or capital expenditures. Action or inaction by us or by the owner of a hotel could result in a breach of standards or other terms and conditions of the franchise agreements, and could result in the loss or cancellation of a franchise license.

      Loss of franchise licenses without replacement would likely have an adverse effect on revenues. In connection with terminating or changing the franchise affiliation of a hotel, the owner of the hotel may be required to incur significant expenses or capital expenditures. Moreover, the loss of a franchise license could have a material adverse effect upon the operation or the underlying value of the hotel covered by the franchise due to the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor. Franchise agreements covering the hotels we manage expire or terminate, without specified renewal rights, at various times and have differing remaining terms. As a condition to renewal, these franchise agreements frequently contemplate a renewal application process. This process may require an owner to make substantial capital improvements to a hotel. Although the management agreements generally require owners to make capital improvements to maintain the quality of a property, we are not able to directly control the timing or amount of those expenditures.

      Some of the franchise agreements under which we operate and manage hotels restrict the franchisee’s ability to own or operate another hotel within a specified territory or with regard to specific hotels. These limitations, if found to apply to us, may limit our ability to acquire new management agreements and potentially impair our continued growth.

Costs of compliance with environmental laws and regulations could adversely affect operating results.

      Under various federal, state, local and foreign environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for noncompliance with applicable environmental and health and safety requirements and for the costs of investigation, monitoring, removal or remediation of hazardous or toxic substances. These laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of hazardous or toxic substances. The presence of these hazardous or toxic substances on a property could also result in personal injury or property damage or similar claims by private parties. In addition, the presence of contamination, or the failure to report, investigate or properly remediate contaminated property, may adversely affect the operation of the property or the owner’s ability to sell or rent the property or to borrow using the property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of those substances at the disposal or treatment facility, whether or not that facility is or ever was owned or operated by that person. The operation and removal of underground storage tanks are also regulated by federal, state and local laws. In connection with the ownership and operation of hotels, the operators, such as us or the owners of those properties, could be held liable for the costs of remedial action for regulated substances and storage tanks and related claims. Activities have been undertaken to close or remove storage tanks located on the property of several of the hotels that we own or manage.

      A significant number of the hotels that we own or manage have undergone Phase I environmental site assessments, which generally provide a non-intrusive physical inspection and database search, but not soil or groundwater analyses, by a qualified independent environmental consultant. The purpose of a Phase I assessment is to identify potential sources of contamination for which the hotel owner or others may be responsible. The Phase I assessments have not revealed, nor are we aware of, any environmental liability or compliance concerns that we believe would have a material adverse effect on our results of operations or financial condition. Nevertheless, it is possible that these environmental site assessments did not reveal all environmental liabilities or compliance concerns or that material environmental liabilities or compliance concerns exist of which we are currently unaware.

      In addition, a significant number of the hotels we own or manage have been inspected to determine the presence of asbestos. Federal, state and local environmental laws, ordinances and regulations also require abatement or removal of asbestos-containing materials and govern emissions of and exposure to asbestos fibers in the air. Asbestos-containing materials are present in various building materials such as sprayed-on ceiling treatments, roofing materials or floor tiles at some of the hotels. Operations and maintenance programs for maintaining asbestos-containing materials have been or are in the process of being designed and implemented, or the asbestos-containing materials have been scheduled to be or have been abated, at those hotels at which we are aware that asbestos-containing materials are present. Any liability resulting from non-compliance or other claims relating to environmental matters could have a material adverse effect on our results of operations or financial condition.

Aspects of hotel, resort, conference center, corporate housing and restaurant operations are subject to government regulation, and changes in regulations may have significant effects on business.

      A number of states regulate various aspects of hotels, resorts, conference centers, corporate housing and restaurants, including liquor licensing, by requiring registration, disclosure statements and compliance with specific standards of conduct. We believe we are substantially in compliance with these requirements or, in the case of liquor licenses, that we have or will promptly obtain the appropriate licenses. Managers of hotels and providers of corporate housing are also subject to employment laws, including minimum wage requirements, overtime, working conditions and work permit requirements. Compliance with, or changes in, these laws could reduce the revenue and profitability of hotels and corporate housing units and could otherwise adversely affect results of operations or financial condition.

      Under the Americans with Disabilities Act, or ADA, all public accommodations in the U.S. are required to meet federal requirements related to access and use by disabled persons. These requirements became effective in 1992. Although owners of hotels we manage have invested significant amounts in ADA-required upgrades, a determination that the hotels we own or manage or the units leased by our BridgeStreet corporate housing division are not in compliance with the ADA could result in a judicial order requiring compliance, imposition of fines or an award of damages to private litigants.

The lodging business is seasonal.

      Generally, hotel revenues are greater in the second and third calendar quarters than in the first and fourth calendar quarters. This may not be true, however, for hotels in major tourist destinations. Revenues for hotels in tourist areas generally are substantially greater during tourist season than other times of the year. Seasonal variations in revenue at the hotels we own or manage will cause quarterly fluctuations in revenues. Events beyond our control, such as extreme weather conditions, economic factors, geopolitical conflicts, actual or potential terrorist attacks and other considerations affecting travel may also adversely affect earnings.

If we fail to retain our executive officers and key personnel, our business would be harmed.

      Our ability to maintain our competitive position will depend to a significant extent on the efforts and ability of our senior management. Our future success and our ability to manage future growth will depend in large part upon the efforts of our senior management and on our ability to attract and retain other highly qualified personnel. Competition for personnel is intense, and we may not be successful in attracting and retaining our personnel. Our inability to attract and retain other highly qualified personnel may adversely affect our results of operations and financial condition.

Risks Relating to Our Capital Structure

Restrictions imposed by our debt agreements may limit our ability to execute our business strategy and increase the risk of default under our debt obligations.

      We are a party to a senior credit facility and a subordinated credit facility that contain restrictive covenants. These restrictions include requirements to maintain financial ratios, which may significantly limit our ability to, among other things:

•	borrow additional money;

•	make capital expenditures and other investments;

•	pay dividends;

•	merge, consolidate or dispose of assets; and

•	incur additional liens.

      While we believe that our current business plan and outlook will provide sufficient liquidity to fund our operations, a significant decline in our operations could reduce our cash from operations and cause us to be in default under other covenants in our debt agreements, leaving us unable to use our senior credit facility to supply needed liquidity.

      As of June 30, 2004, we had approximately $46.3 million of outstanding indebtedness under our senior secured credit facility, with $19.0 million in availability, and approximately $40.0 million of outstanding indebtedness under our subordinated credit facility. The term loan and revolving portions of our senior secured credit facility mature on July 28, 2005, but at our option, the revolving portion of our senior secured credit facility may be extended for an additional year beyond the maturity date to July 28, 2006. The senior secured credit facility contains certain covenants, including maintenance of financial ratios at the end of each quarter, compliance reporting requirements and other customary restrictions. The senior credit agreement also includes pledges of collateral, including the following:

•	ownership interests of all existing subsidiaries and unconsolidated entities as well as any future material subsidiary or unconsolidated entity;

•	owned hospitality properties; and

•	other collateral that was not prohibited to be pledged in any of our existing contracts/agreements.

      Our subordinated credit facility matures on January 31, 2006, but if the revolving portion of our senior secured credit facility is extended for an additional year, the subordinated credit facility will also be automatically extended one year to mature on January 31, 2007.

      We may, in the future, be required to refinance or negotiate an extension of the maturity of our senior secured credit facility or our subordinated credit facility. However, our ability to complete a refinancing or extension is subject to a number of conditions, many of which are beyond our control. For example, if there were a disruption in the financial markets because of a terrorist attack or other event, we may be unable to access the financial markets. Failure to complete a refinancing or extension of the senior secured credit facility would have a material adverse effect on us.

Our stockholder rights plan, the anti-takeover defense provisions of our charter documents and the large ownership stake of an investor group may deter potential acquirors and depress our stock price.

      Under our stockholder rights plan, holders of our common stock hold one preferred stock purchase right for each outstanding share of common stock they hold, exercisable under defined circumstances involving a potential change of control. The preferred stock purchase rights have the antitakeover effect of causing substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors. Those provisions could have a material adverse effect on the premium that potential acquirors might be willing to pay in an acquisition or that investors might be willing to pay in the future for shares of our common stock.

      Provisions of Delaware law and of our charter and bylaws may have the effect of discouraging a third party from making an acquisition proposal for us. These provisions could delay, defer or prevent a transaction or a change in control of us under circumstances that could otherwise give the holders of our common stock the opportunity to realize a premium over the then-prevailing market prices of our common stock. These provisions include the following:

•	we are able to issue preferred shares with rights senior to our common stock;

•	our certificate of incorporation prohibits action by written consent of our stockholders, and our stockholders are not able to call special meetings;

•	our certificate of incorporation and bylaws provide for a classified board of directors;

•	our certificate of incorporation provides, with some exceptions, that holders of more than 35% of MeriStar Hospitality’s equity stock may not own more than 9.9% of the shares of any class of our stock;

•	our directors are subject to removal only for cause and upon the vote of two-thirds of the outstanding shares of our common stock;

•	our bylaws require advance notice for the nomination of directors and for stockholder proposals;

•	we are subject to Section 203 of the Delaware General Corporation Law, which limits our ability to enter into business combination transactions with interested stockholders; and

•	specified provisions of our certificate of incorporation and bylaws may be amended only upon the affirmative vote of two-thirds of the outstanding shares.

      As of August 17, 2004, the selling stockholders beneficially own 6,242,716 shares of our common stock, representing approximately 20.4% of our outstanding common stock. The large stake of the selling stockholders may make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire control of us.

Risks Relating to This Offering

By selling a large number of their shares offered hereby, the selling stockholders could cause the price of our common stock to decline.

      The selling stockholders may cause the price of our common stock to decline by selling common stock. As of August 17, 2004, the selling stockholders beneficially owned 6,242,716 shares of our common stock, representing approximately 20.4% of our outstanding common stock. We are party to a registration rights agreement with the selling stockholders that provides for demand and piggyback registration rights for the selling stockholders’ shares until they can be sold without restriction under Rule 144(k) under the Securities Act of 1933. The shares offered by the selling stockholders under this prospectus have been included pursuant to their exercise of piggyback registration rights.

      Sales of substantial amounts of common stock or the perception that those sales could occur may adversely affect the market price for our common stock. At June 30, 2004, 1,607,131 shares of our common stock were issuable upon conversion or exercise of outstanding options, and an additional 241,063 shares were issuable upon redemption of outstanding limited partnership units in Interstate Operating Company, L.P., our operating partnership. All of our common stock is freely transferable, except for the shares of common stock held by persons deemed to be affiliates of us under Rule 144 under the Securities Act. Such sales, or the perception that these sales could occur, may have an adverse effect on the market price of our common stock.

We may never pay dividends on our common stock, in which event purchasers’ only return on their investment, if any, will occur on the sale of our stock.

      We have not yet paid any dividends on our common stock, and we do not intend to do so in the foreseeable future. Future earnings, if any, will be used to fund our operations and growth.

Our ability to utilize some of our net operating loss carryforwards may be limited.

      As of December 31 2003, we believe that the utilization of net operating loss carryforwards of approximately $35 million arising since July 2002, when we merged with Interstate Hotels Corporation, may be limited under provisions of the Internal Revenue Code as a result of the offering. Our profitability may be impacted negatively by an inability to utilize those carryforwards.

Our inability to generate income of at least $53 million would prevent us from utilizing the full amount of our net operating loss carryforwards, and our actual or projected inability to generate such income may require us to reduce the value of the deferred tax assets on our balance sheet.

      Our ability to utilize the deferred tax assets reflected on our balance sheet depends on our ability to generate sufficient income against which we can apply our carryforwards. If we do not generate income of at least $53 million, we will not be able to use the entire approximately $21.2 million of deferred tax assets reflected on our balance sheet as of June 30, 2004. Our results of operations and cash flow from operations will be adversely affected to the extent we are unable to use these carryforwards to reduce our tax liability.

      In addition, any actual or projected inability to generate such income may require us to recognize a valuation allowance on some or all of our operating loss carryforwards, which may adversely affect our financial position reflected on our balance sheet and may have an adverse effect on the market price of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov, or on our website at http://www.ihrco.com. In addition, you can inspect our reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

      This prospectus is part of a registration statement we filed with the SEC (Registration No.           -          ). That registration statement and the exhibits filed along with the registration statement contain more information about us and our common stock. You may read and copy the full registration statement and its exhibits at the SEC’s public reference room, their website or our website.

      The SEC allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we stop offering securities under this prospectus (in each case, other than information in such documents that is deemed not to be filed):

•	our annual report on Form 10-K for the fiscal year ended December 31, 2003, filed on March 10, 2004, as amended by Form 10-K/A filed on March 31, 2004;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2004, filed on May 10, 2004;

•	our quarterly report on Form 10-Q for the quarter ended June 30, 2004, filed on August 9, 2004;

•	our current report on Form 8-K filed on August 17, 2004;

•	the description of our common stock contained in our registration statement on Form 8-A, filed on July 22, 1998, as amended by a Form 8-A/A filed on August 2, 2002; and

•	the description of our preferred share purchase rights contained in our registration statement on Form 8-A filed on July 22, 1998, as amended by a Form 8-A/A filed on December 12, 2000, a Form 8-A/ A filed on May 3, 2002 and a Form 8-A/ A filed on August 2, 2002.

      You can request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Christopher L. Bennett, Esq.

Senior Vice President, General Counsel
and Secretary
4501 N. Fairfax Drive
Arlington, VA 22203
703-387-3100

      You should rely only on the information contained in this prospectus or any supplement and in the documents incorporated by reference. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement or in the documents incorporated by reference is accurate on any date other than the date on the front of those documents.

FORWARD-LOOKING STATEMENTS

      The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus contains or incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, particularly statements anticipating future growth in revenues, Adjusted EBITDA and cash flow. Any statements in this document about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook.” Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in the statements. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus, including under the heading “Risk Factors”, and the documents incorporated by reference into this prospectus. In addition to the risks related to our business, the factors that could cause actual results to differ materially from those described in the forward-looking statements include:

•	economic conditions generally and the real estate market specifically;

•	the impact of the September 11, 2001 terrorist attacks and actual or threatened future terrorist incidents or hostilities;

•	the aftermath of the war with Iraq, continuing conflicts in that geographic region and related ongoing U.S. involvement;

•	international geopolitical difficulties or health concerns;

•	uncertainties associated with obtaining additional financing for future real estate projects and to undertake future capital improvements;

•	demand for, and costs associated with, real estate development, hotel rooms and corporate apartments, market conditions affecting the real estate industry, seasonality of resort, hotel and corporate housing revenues and fluctuations in operating results;

•	changes in laws and regulations applicable to the company, including federal, state or local hotel, resort, residential apartment leasing, restaurant or land use regulations, employment, labor or disability laws and regulations and laws governing the taxation of real estate investment trusts;

•	legislative/regulatory changes, including changes to laws governing the taxation of REITs;

•	failure to renew essential management contracts or business leases;

•	competition from other hospitality companies, pricing pressures;

•	variations in lease and room rental rates;

•	litigation involving antitrust, consumer and other issues; and

•	loss of any executive officer or failure to hire and retain highly qualified employees.

      These factors and the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made or incorporated by reference in this registration statement. You should not place undue reliance on any of these forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and we do not undertake to update any forward-looking statement or statements to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

ABOUT INTERSTATE

      Interstate Hotels & Resorts, Inc. is the largest U.S. hotel management company not affiliated with a hotel brand, measured by number of rooms under management. In our hotel management business, we generate revenues from fees we receive for managing a portfolio of upscale, full-service and premium limited-service hospitality properties. We own one hotel property and hold non-controlling joint venture equity interests in 28 of our managed properties. We also generate revenue from providing ancillary services in the hotel, resort, conference center and golf markets. The ancillary services we provide include insurance and risk management services, purchasing and project management services, information technology and telecommunications services and centralized accounting services. Through our BridgeStreet corporate housing division, we also generate revenues from the leasing of corporate long-term stay apartments.

      As of June 30, 2004, we managed 269 properties, with 60,430 rooms in 40 states, the District of Columbia, Canada, Russia and Portugal. As of June 30, 2004, we had 3,130 apartments under lease or management through our BridgeStreet corporate housing division in the United States, Canada, France and the United Kingdom.

      Our portfolio of managed properties is diversified by brand, franchise and ownership. We manage hotels with more than 30 franchise and brand affiliations and more than 50 independent hotels. We operate hotels for more than 70 different ownership groups, including real estate investment trusts, such as MeriStar Hospitality Corporation, Host Marriott Corporation, Equity Inns, Inc., FelCor Lodging Trust Incorporated and CNL Hotels & Resorts, Inc., as well as individual investors, institutional investors, and investment funds.

      We were formed on August 3, 1998, as MeriStar Hotels and Resorts, Inc., when we were spun off by CapStar Hotels Company and became the lessee and manager of all of CapStar’s hotels. Immediately after the spin-off, American General Hospitality Corporation and CapStar merged to form MeriStar Hospitality Corporation. We then acquired the management business of the manager of American General’s hotels. On May 31, 2000, we completed the acquisition of BridgeStreet Accommodations, Inc. to create our BridgeStreet corporate housing division. On July 31, 2002, we merged with Interstate Hotels Company, a hotel management company with a portfolio of more than 130 hotels under management, and changed our name to Interstate Hotels & Resorts, Inc. Because of the increase in the scale of our management business following that merger, MeriStar Hospitality and we began the process of separating the two senior management teams. In March 2003, Mr. Jorns began to take a more active role in our management and became our Chief Investment Officer. On October 22, 2003, Mr. Jorns replaced Mr. Whetsell as our Chief Executive Officer and resigned from the board of directors of MeriStar Hospitality. Mr. Whetsell remains as our Chairman and continues as the Chairman and Chief Executive Officer of MeriStar Hospitality.

      Our principal executive offices are located at 4501 N. Fairfax Drive, Arlington, VA 22203, and our telephone number is (703) 387-3100.

USE OF PROCEEDS

      Unless otherwise indicated in a supplement to this prospectus, we anticipate that any net proceeds from the sale of the securities will be used for general corporate purposes which may include but are not limited to working capital, capital expenditures, acquisitions, investments in joint ventures, research and development, repayment of debt and general and administrative expenses. Net proceeds from the sale of the offered securities initially may be temporarily invested in short-term interest-bearing securities or used to repay our debt.

      We will not receive any of the proceeds from sales of our common stock by the selling stockholders.

RATIO OF EARNINGS TO FIXED CHARGES AND

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDEND

      Earnings were insufficient in all periods, except 2003, to cover fixed charges. The following table sets forth the unaudited consolidated earnings when compared to fixed charges, and the unaudited consolidated earnings when compared to combined fixed charges and preferred stock dividends, for the periods indicated (000’s omitted):

	For the Year Ended December 31,					For the Six
						Months Ended
	1999	2000	2001	2002(b)	2003(c)	June 30, 2004

Ratio of earnings to fixed charges(a)	deficiency	deficiency	deficiency	deficiency	1.21	deficiency
Deficiency of earnings to fixed charges(a)	26,734	25,085	5,193	34,945	—	7,450
Ratio of earnings to combined fixed changes and preferred stock dividends(a)	deficiency	deficiency	deficiency	deficiency	1.21	deficiency
Deficiency of earnings to combined fixed charges and preferred stock dividends(a)	26,734	25,317	6,353	36,050	—	7,450

(a)	In computing the ratio amounts above, (i) “earnings” represents (x) the sum of (1) pretax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity interests, (2) fixed charges and, (3) distributed income of equity investees, (ii) “fixed charges” represents the sum of (w) interest expensed, (x) amortized premiums, discounts and capitalized expenses related to indebtedness, (y) an estimate of the interest within rental expense and

(iii) and “preferred stock dividend” is the amount of pre-tax earnings that is required to pay the dividends on outstanding shares of preferred stock.

(b)	The deficiency in 2002 includes $7,307 of conversion incentive payments.

(c)	“Earnings” for 2003 includes a gain on refinancing of $13,629. If the gain on refinancing was excluded from earnings, the deficiency for both ratios would have been $9,785.

DESCRIPTION OF DEBT SECURITIES

      This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

      We may offer under this prospectus up to $150,000,000 aggregate principal amount of debt securities, or if debt securities are issued at a discount, or in a foreign currency or composite currency, such principal amount as may be sold for an initial public offering price of up to $150,000,000. Unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

      The debt securities will be issued under an indenture between us and a trustee chosen by us and qualified to act as a trustee under the Trust Indenture Act of 1939. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been incorporated by reference as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meaning specified in the indenture.

      When we refer to “we,” “our” and “us” in this section, we mean Interstate Hotels & Resorts, Inc. excluding, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

General

      The terms of each series of debt securities will be established by or pursuant to a resolution of our Board of Directors and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement).

      We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement (including any pricing supplement) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of, premium and interest on the debt securities will be payable;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•	the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•	if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the manner in which the amounts of payment of principal of, premium or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•	any addition to or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities. (Section 2.2)

      In addition, the indenture does not limit our ability to issue convertible or subordinated debt securities. Any conversion or subordination provisions of a particular series of debt securities will be set forth in the officer’s certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

      We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

      If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

      Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary (the “Depositary”), or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

      Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

      You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

      Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary.

      The Depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.

      Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the Depositary for the related global debt security (“participants”) or persons that may hold interests through participants. Upon the issuance of a global debt security, the Depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

      So long as the Depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the Depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

      We understand, however, that under existing industry practice, the Depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the Depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture. (Section 2.14.6)

      We will make payments of principal of, and premium and interest on book-entry debt securities to the Depositary or its nominee, as the case may be, as the registered holder of the related global debt security. (Section 2.14.5) Interstate, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

      We expect that the Depositary, upon receipt of any payment of principal of, premium or interest on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such Depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

      We will issue certificated debt securities in exchange for each global debt security if the Depositary is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an Event of Default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the Depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

      We have obtained the foregoing information concerning the Depositary and the Depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

No Protection In the Event of a Change of Control

      Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Covenants

      We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

      We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a “successor person”) unless:

•	we are the surviving corporation or the successor person (if other than Interstate) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

•	immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met. (Section 5.1)

Events of Default

      “Event of Default” means with respect to any series of debt securities, any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of or premium on any debt security of that series when due and payable;

•	default in the deposit of any sinking fund payment, when and as due in respect of any debt security of that series;

•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of Interstate; and

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

      No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) The occurrence of an Event of Default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

      If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

      The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

      No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•	the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7)

      Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

      The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

Modification and Waiver

      We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security. (Section 9.3)

      Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

      Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

      This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

      Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

      The conditions include:

•	depositing with the trustee money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

      Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. Government Obligations or Foreign Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments.

      “Foreign Government Obligations” means, with respect to debt securities of any series that are denominated in a currency other than U.S. Dollars:

•	direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged which are not callable or redeemable at the option of the issuer thereof; or

•	obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government which are not callable or redeemable at the option of the issuer thereof.

          Governing Law

      The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York. (Section 10.10)

DESCRIPTION OF CAPITAL STOCK

      The following summary information is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, as amended.

      Our authorized capital stock is 250,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share, of which 30,631,001 shares of common stock and no shares of preferred stock are outstanding as of August 6, 2004.

Common Stock

      Voting Rights. Except as indicated below under “Certain Antitakeover Provisions,” the charter provides that holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

      Dividends. Each share of common stock is entitled to receive dividends if, as and when declared by our board of directors. Under Delaware law, a corporation may declare and pay dividends out of surplus, or if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding year. No dividends may be declared out of net profits, however, if the capital of the corporation has been diminished by depreciation in the value of its property, losses or otherwise to an amount less than the aggregate amount of capital represented by any issued and outstanding stock having a preference on the distribution of assets.

      Other Rights. Our stockholders have no preemptive or other rights to subscribe for additional shares. Subject to any rights of the holders of any preferred stock, all holders of our common stock are entitled to share equally on a share-for-share basis in any assets available for distribution to stockholders on liquidation, dissolution or winding up of us. No shares of common stock are subject to redemption or a sinking fund.

Preferred Stock

      Our board of directors is authorized to issue, without further authorization from stockholders, up to 5,000,000 shares of preferred stock in one or more series and to determine, at the time of creating each series, the distinctive designation of, and the number of shares in, the series, its dividend rate, the number of votes, if any, for each share of that series, the price and terms on which the shares may be redeemed, the terms of any applicable sinking fund, the amount payable upon liquidation, dissolution or winding up, the conversion rights, if any, and any other rights, preferences and priorities of that series as the board of directors may be permitted to fix under the laws of Delaware as in effect at the time that series is created. The issuance of preferred stock could adversely affect the voting power of the holders of common stock and could have the effect of delaying, deferring or preventing a change in control.

      Series A Junior Participating Preferred Stock. We have authorized and reserved for issuance upon exercise of preferred rights, which are described under the heading “The Stockholder Rights Plan” below, 500,000 shares of Series A junior preferred stock. The Series A junior participating preferred stock will not be redeemable and will rank, with respect to the payment of dividends and the distribution of assets, junior to any other series or any other classes of preferred stock that may exist from time to time. Generally, each share of Series A junior participating preferred stock will entitle its holder to 100 votes on all matters submitted to a vote of our stockholders.

      Subject to the rights of holders of any shares of any series of preferred stock ranking prior and superior to the Series A junior participating preferred stock with respect to dividends, holders of shares of Series A junior participating preferred stock, in preference to holders of common stock and any other junior stock, will be entitled to receive, when, as and if declared by the board of directors, quarterly cash dividends, in an amount per share equal to the greater of $1 or 100 times the aggregate per share amount of all cash dividends, subject to adjustment, and 100 times the aggregate per share amount payable in kind of all non-cash dividends or other distributions, other than dividends payable in common stock or a subdivision of outstanding shares of common stock, declared on the common stock since the immediately preceding quarterly dividend payment date, or since the first issuance of any share of Series A junior participating preferred stock, in the case of the first quarterly dividend payment date. In the event the board of directors declares or pays a dividend on the common stock payable in shares of common stock or subdivides, combines or consolidates the outstanding shares of common stock into a greater or lesser number of shares of common stock, the amount of in-kind dividend payable to holders of Series A junior preferred stock will be adjusted for the dividend on, or subdivision, combination or consolidation of, shares of common stock. Dividends on the Series A junior participating preferred stock generally will be declared immediately following a dividend declaration on the common stock, and will be cumulative. Accrued but unpaid dividends will not bear interest.

      During those times as dividends payable on the Series A junior participating preferred stock are in arrears, and until the arrearages have been paid in full, we will be prohibited from:

•	declaring or paying dividends, or making other distributions on any shares of stock ranking junior to the Series A junior participating preferred stock;

•	declaring or paying dividends, or making other distributions on any shares of stock ranking on a parity with the Series A junior participating preferred stock, except dividends paid ratably on the Series A junior preferred stock and all parity stock, in proportion to the amounts to which holders of all those shares are then entitled;

•	redeeming or otherwise acquiring for value any stock ranking junior to the Series A junior participating preferred stock; and

•	redeeming or otherwise acquiring for value any shares of Series A junior participating preferred stock, or any shares of stock ranking on a parity with the Series A junior participating preferred stock, except in accordance with a purchase offer made under limited circumstances.

      Redemptions and other acquisitions of stock ranking junior to the Series A junior participating preferred stock will be permissible if the redemptions or acquisitions are made in exchange for shares of any stock ranking junior to the Series A junior participating preferred stock.

      In the event of any liquidation, dissolution or winding up, no distribution will be made to the holders of shares of stock ranking junior to the Series A junior participating preferred stock unless and until the holders of the Series A junior participating preferred stock have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions on the Series A junior participating preferred stock. Holders of Series A junior participating preferred stock will be entitled to receive an aggregate amount per share equal to 100 times the aggregate amount to be distributed per share to holders of common stock. Further, no distribution will be made to the holders of shares of stock ranking on a parity with the Series A junior participating preferred stock, except distributions made ratably on the Series A junior participating preferred stock and all the parity stock in proportion to the totals to which the holders are entitled upon the liquidation, dissolution or winding up. In the event our board of directors declares or pays a dividend payable in shares of common stock or subdivides, combines or consolidates the outstanding shares of common stock into a greater or lesser number of shares of common stock, the amount of the liquidating distribution payable to holders of Series A junior participating preferred stock will be adjusted for the dividend on, or subdivision, combination or consolidation of, shares of common stock.

      In the event we enter into a consolidation, merger, combination or other transaction under which shares of common stock are exchanged for or changed into other stock or securities, cash or other property, each share of Series A junior participating preferred stock must be similarly exchanged or changed into an amount per share equal to 100 times the aggregate amount of stock, securities, cash or other property (payable in kind) into which or for which each share of common stock is changed or exchanged. In the event our board of directors declares or pays a dividend payable in shares of common stock or subdivides, combines or consolidates the outstanding shares of common stock into a greater or lesser number of shares of common stock, the amount payable to holders of Series A junior participating preferred stock in respect of a consolidation, merger, combination or other transaction will be adjusted for the dividend on, or subdivision, combination or consolidation of, shares of common stock.

Certain Antitakeover Provisions

      The Charter and Bylaws. Our charter and bylaws and applicable sections of the Delaware General Corporate Law contain several provisions that may make the acquisition of control of us more difficult without the prior approval of our board of directors. Provisions of the charter and the bylaws, among other things:

•	classify the board of directors into three classes, each of which serves for staggered three-year terms;

•	provide that a director of our may be removed by the stockholders only for cause by the affirmative vote of holders not less than two-thirds of then outstanding shares of common stock;

•	provide that the stockholders may amend or repeal any of the above provisions of the charter only by a vote of two-thirds of the stock entitled to vote generally in the election of directors;

•	provide that only the Chairman of the Board, Vice Chairman, President or the board of directors may call special meetings of the stockholders;

•	provide that the stockholders may take action only at a meeting of our stockholders, not by written consent;

•	provide that stockholders must comply with advance notice procedures in order to nominate candidates for election to our board of directors or to place stockholders’ proposals on the agenda for consideration at meetings of the stockholders; and

•	provide that the chair of any meeting of stockholders shall have the power to adjourn the meeting.

      Delaware Law. In general, Section 203 of the Delaware General Corporation Law, prohibits publicly held Delaware corporations from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time of the transaction in which the person or entity became an interested stockholder, unless:

•	prior to that time, either the business combination or the transaction which resulted in the stockholder’s becoming an interested stockholder is approved by the board of directors;

•	upon completion of the transaction which resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation, excluding for this purpose some shares owned by persons who are directors and also officers of the corporation and by some employee benefit plans; or

•	on or after that date the business combination is approved by our board of directors and by the affirmative vote and not by written consent of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

      For the purposes of Section 203, a “business combination” is broadly defined to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, in some cases, within the immediately preceding three years did own 15% or more of the corporation’s voting stock.

      Issuance of Preferred Stock. The charter authorizes our board of directors to issue up to 5,000,000 shares of preferred stock, and to establish the rights and preferences, including the convertibility of the shares of preferred stock into shares of common stock of any series of preferred stock so issued.

      The issuance of preferred stock could have the effect of delaying or preventing a change in control, even if a change in control was in the best interests of some, or a majority, of our stockholders.

      The Stockholder Rights Plan. Our existing stockholder rights plan, which is governed by a rights agreement between us and Continental Stock Transfer & Trust Company, Inc., provides that each share of our common stock will have attached to it one right to purchase one one-hundredth of a share of our Series A junior participating preferred stock at a purchase price of $35 per right, subject to adjustment. The description of the rights plan below is intended as a summary only and is qualified in its entirety by reference to the Preferred Share Purchase Rights Agreement, dated as of July 23, 1998, filed as Exhibit 4.4 to our registration statement on Form S-1/A filed with the Securities and Exchange Commission on July 23, 1998 and the amendments to that rights agreement filed as Exhibit 4.1 to our current report on Form 8-K, filed on December 12, 2000 and Exhibit 4.1 to our current report on Form 8-K, filed on May 3, 2002.

      Under the rights plan, the rights will be evidenced by the certificates representing our common stock, until the rights distribution effective date, which is the earlier of:

•	10 days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 20% or more of their outstanding shares of our common stock, a person or group of affiliated or associated persons that acquire beneficial ownership of 20% or more is called acquiring person, or

•	10 business days, or a later date as may be determined by action of our board of directors following the commencement of or the announcement of an intention to make, a tender offer or exchange offer, which, if completed, would result in a person or group beneficially owning 20% or more of the then outstanding shares of our common stock.

      In connection with the execution of the merger agreement between MeriStar Hotels and IHC, the rights plan was amended to provide among other things that any person or group or affiliated or associated persons that becomes the beneficial owner of 20% of more of our outstanding shares of common stock solely as a result of the execution and delivery of the merger agreement and related agreements or the completion of the merger will be excluded from the definition of “acquiring person” for purposes of the rights plan, solely as a result of the execution and delivery of the merger agreement and related agreements or the completion of the merger and will not be deemed an acquiring person until that person or group becomes the beneficial owner of the next highest whole percentage in excess of the percentage of shares of our company common stock beneficially owned by that person or group immediately after the completion of the merger.

      Also, in determining beneficial ownership under the stockholder rights plan, shares owned by Lehman Brothers Holdings Inc., Lehman Brothers Inc. and some of their affiliates are, in most circumstances, disaggregated from shares held by the selling stockholders and some of our affiliates.

      Until the rights distribution effective date, the rights may be transferred with and only with our common stock and our common stock certificates will contain a notation incorporating the rights agreement by reference. As soon as practicable following the rights distribution effective date, separate certificates evidencing the rights will be mailed to holders of record of the common stock as of the close of business on the rights distribution effective date and the separate right certificates alone will evidence the rights.

      The rights will not be exercisable until the rights distribution effective date. The rights will expire on August 1, 2008 unless the rights are earlier redeemed or exchanged by us, in each case, as summarized below.

      If any person or group of affiliated or associated persons becomes an acquiring person and a rights distribution effective date has occurred, each holder of a right, other than an acquiring person, may exercise the rights upon payment of the purchase price to purchase that number of shares of common stock having a market value of two times the exercise price of the right. After a rights distribution effective date has occurred, if we are acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold each holder of a right may exercise the rights upon payment of the purchase price to purchase that number of shares of common stock of the acquiring company which at the time of the transaction have a market value of two times the purchase price of the right.

      If a person or group of affiliated or associated persons becomes an acquiring person and a rights distribution effective date has occurred, prior to the acquisition by any person or group of affiliated or associated persons of 50% or more of the outstanding common stock, our board of directors may exchange the rights other than rights held by an acquiring person, in whole or in part, at an exchange ratio of one share of common stock, or one-hundredth of a share of Series A junior participating preferred stock, or of a share of a class or series of the preferred stock having equivalent rights, preference and privileges, per right, subject to adjustment.

      At any time prior to the tenth day after a person or group of affiliated or associated persons becomes an acquiring person, our board of directors may redeem the rights in whole, but not in part, at a price of $0.01 per right. The redemption of the rights may be made effective at that time, on that basis and with those conditions as our board of directors, in its sole discretion, may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the holders of the rights then will be eligible to receive only the redemption price.

      The terms of the rights may be amended by our board of directors without the consent of the holders of the rights; provided, however, that from and after the tenth day after that time as any person or group of affiliated or associated persons becomes an acquiring person, no such amendment may adversely affect the interests of the holders of the rights.

      Until a right is exercised, its holder will have no rights as a stockholder with respect to the preferred right, including, without limitation, the right to vote or to receive dividends.

      The purchase price, the number of outstanding preferred rights and the number of one-hundredths of a share of Series A junior participating preferred stock issuable upon exercise of each right also will be subject to adjustment in the event of a split of the common stock, or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the rights distribution effective date.

      The purchase price payable, and the number of shares of Series A junior participating preferred stock or other securities or property issuable, upon exercise of the right also will be subject to adjustment from time to time to prevent dilution:

•	in the event of a stock dividend on, or a subdivision, combination or reclassification of, the shares of Series A junior participating preferred stock,

•	upon the grant to holders of shares of Series A junior participating preferred stock of specified rights or warrants to subscribe for or purchase shares of Series A junior participating preferred stock at a price, or securities convertible into shares of Series A junior participating preferred stock; or

•	upon the distribution to holders of shares of Series A junior participating preferred stock of evidences of indebtedness or assets, excluding regular periodic cash dividends paid out of earnings or retained earning or dividends payable in shares of Series A junior participating preferred stock, or of subscription rights or warrants other than those referred to above.

      With some exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least one percent in the purchase price. No fractional shares of Series A junior participating preferred stock will be issued, other than fractions which are integral multiples of one-hundredth of a share of Series A junior participating preferred stock, which may, at the election of our board of directors, be evidenced by depositary receipts, and instead of issuing those fractions, an adjustment in cash will be made based on the market price of shares of Series A junior participating preferred stock on the last trading day prior to the date of exercise.

      Due to the nature of the shares of Series A junior participating preferred stock’s dividend, liquidation and voting rights, the value of one one-hundredth of a share of Series A junior participating preferred stock purchasable upon exercise of each right should approximate the economic value of one share of common stock.

      The rights have antitakeover effects. The rights will cause substantial dilution to a person or group of persons that attempts to acquire us on terms not approved by our board of directors. The rights will not interfere with any merger or other business combination approved by our board of directors.

Restrictions on Ownership

      Our charter also provides, with some exceptions, that holders in excess of 35% of MeriStar Hospitality equity stock may not own, either directly or under the attribution rules set forth in Section 318(a) of the Internal Revenue Code, as modified by Section 856(d)(5) of the Internal Revenue Code, more than 9.9% of the shares of any class of our stock.

      The charter provides that a transfer of common stock that would otherwise result in the valid ownership of common stock that is in excess of the ownership limit will be void and the intended transferee will acquire no rights or economic interest in that common stock. In addition, the charter provides that a transfer of common stock in violation of the ownership limit will automatically be designated as excess shares until the intended transferee does not own common stock in excess of the ownership limit. These excess shares will then be transferred automatically and by operation of law, to a special trust for the benefit of a charitable organization designated by our board of directors.

      The trustee of the special trust will have the authority to exercise the voting rights associated with the excess shares for as long as they are considered excess shares. Except as described below, any distributions related to excess shares will be paid to the trustee of the special trust for the benefit of a charitable organization that is designated by our board of directors. Excess shares may be transferred only to a person designated by our board of directors whose ownership of the excess shares will not result in a violation of the ownership limit. In this case, the excess shares would no longer be considered excess shares. If there is a transfer of excess shares, the holder of those shares of common stock that were automatically exchanged for excess shares will be entitled to receive, from the proceeds of the transfer of the excess shares, an amount equal to the lesser of:

•	the proceeds from the transfer of the excess shares; and the amount paid by the holder if the automatic designation as excess shares resulted from a transfer for value or,

•	if the automatic designation did not result from a transfer for value, the fair market value of the shares of common stock on the date of their designation as excess shares.

      In the event of a liquidation, dissolution or winding up while shares are held as excess shares, the holder of the excess shares will be entitled to receive, from the proceeds of the liquidation, dissolution or winding-up, an amount equal to the lesser of:

•	the proceeds from the liquidation, dissolution or winding-up which would have been applicable to the excess shares if they had remained common stock; and

•	the amount paid by the holder if the automatic designation as excess shares resulted from a transfer for value or, if the automatic designation did not result from a transfer for value, the fair market value of the shares of common stock on the date of their designation as excess shares.

      Any excess proceeds from a transfer of the excess shares or on liquidation, dissolution or winding-up will be paid to the trustee of the special trust for the benefit of the designated charitable organization.

      We will also have the right to purchase any excess shares at a price equal to the lesser of:

•	the fair market value of those shares on the date that our or its designee exercises the right to purchase them; and

•	the price per share in the transaction that resulted in their being designated as excess shares unless the excess share designation was the result of an event other than a transfer for value, in which case the price will be equal to the fair market value at the time they were designated as excess shares.

Registration Rights

      See “Selling Stockholders — Material Relationships with Selling Stockholders — Registration Rights Agreement”, for a description of applicable registration rights.

Transfer Agent and Registrar

      Equiserve, Inc. is the transfer agent and registrar for our common stock.

DESCRIPTION OF WARRANTS

      We may issue, together with any other securities being offered or separately, warrants entitling the holder to purchase from or sell to us, or to receive from us the cash value of the right to purchase or sell, debt securities, preferred stock or common stock. We and a warrant agent will enter a warrant agreement pursuant to which the warrants will be issued. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. We will file a copy of the warrants and the warrant agreement with the Commission at or before the time of the offering of the applicable series of warrants.

      In the case of each series of warrants, the applicable prospectus supplement will describe the terms of the warrants being offered thereby. These include the following, if applicable:

•	the offering price;

•	the number of warrants offered;

•	the securities underlying the warrants;

•	the exercise price, the procedures for exercise of the warrants and the circumstances, if any, that will deem the warrants to be automatically exercised;

•	the date on which the warrants will expire;

•	federal income tax consequences;

•	the rights, if any, we have to redeem the warrants;

•	the name of the warrant agent; and

•	the other terms of the warrants.

      Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Except as otherwise set forth in the prospectus supplement, before the exercise of warrants, holders will not have any of the rights of holders of the securities purchase upon exercise and will not be entitled to payments made to holders of those securities.

      Except as otherwise set forth in the prospectus supplement, the warrant agreements may be amended or supplemented without the consent of the holders of the warrants to which it applies to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants. However, except as otherwise set forth in the prospectus supplement, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding approve the amendment. Except as otherwise set forth in the prospectus supplement, every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement as amended. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price, and the expiration date, may not be altered without the consent of the holder of each warrant.

SELLING STOCKHOLDERS

      The following table provides information regarding the selling stockholders and the number of shares of common stock they are offering. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by each of the selling stockholders. The percentage ownership data is based on 30,631,001 shares of our common stock issued and outstanding as of August 6, 2004.

      The shares of common stock covered by this prospectus may be sold by the selling stockholders, by those persons or entities to whom they transfer, donate, devise, pledge or distribute their shares or by other successors in interest. We are registering the shares of our common stock for resale by the selling stockholders defined below. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time.

	Shares Beneficially		Number of Shares	Shares Beneficially
	Owned Before Offering		Being Offered for	Owned After Offering
			Resale under this
Name	Number	Percentage	Prospectus	Number	Percentage

LB Interstate GP LLC(1)(2)(3)	3,600,216	11.8%	3,600,216	0	*
LB Interstate LP LLC(1)(4)	2,642,500	8.6%	2,632,500	10,000	*
KFP/LB IHR II, LP(1)	1,188,964	3.9%	1,188,964	0	*
KA/LB IHR II, LP(1)	855,389	2.8%	855,389	0	*
CG Ventures/LB IHR II, LP(1)	468,474	1.5%	468,474	0	*
SMW/LB IHR II, LP(1)	480,185	1.6%	480,185	0	*
DEL/LB IHR II, LP(1)	480,185	1.6%	480,185	0	*
PS/LB IHR II, LP(1)	93,696	0.3%	93,696	0	*

Total	6,242,716		6,232,716	10,000	*

*	Less than one percent of the common stock outstanding, as applicable.

(1)	Beneficial ownership information is based on the fourth amendment filed on August 18, 2004 to the parties’ Schedule 13D. The amended Schedule 13D indicates that the selling stockholders, together with other identified filing persons, may be deemed to beneficially own all shares held by each filing person. However, they disclaim such beneficial ownership.

(2)	The general partner interest of LB Interstate GP LLC and the limited partner interest of LB Interstate LP LLC in each of KFP/LB IHR II, LP, KA/LB IHR II, LP, CG Ventures/LB IHR II, LP, SMW/LB IHR II, LP, DEL/LB IHR II, LP and PS/ LB IHR II, LP are subject to a call right at the option of the second general partner of each of those entities. If such call right were exercised, LB Interstate GP LLC would cease to share voting power over the shares held by such entity, but may be deemed to share investment power over such shares pursuant to the Stockholders Agreement dated August 17, 2004 among the selling stockholders.

(3)	Includes an aggregate 3,566,893 shares held and offered for resale by KFP/LB IHR II, LP, KA/LB IHR II, LP, CG Ventures/LB IHR II, LP, SMW/LB IHR II, LP, DEL/LB IHR II, LP and PS/LB IHR II, LP that may also be deemed to be beneficially owned by LB Interstate GP LLC.

(4)	Includes 5,000 shares underlying vested and exercisable option grants each to Raymond C. Mikulich and Joseph J. Flannery, directors of the Company, of which LB Interstate LP LLC is the beneficial owner and which will not be sold under this prospectus.

Material Relationships with the Selling Stockholders.

      CGLH Partners I LP AND CGLH Partners II LP. In connection with the merger of MeriStar with IHC, on June 26, 2002, some of the Series B preferred stock and 8.75% convertible notes of IHC held by CGLH Partners I LP and CGLH Partners II LP, and certain executives of IHC, were converted into Class A common stock of IHC. The CGLH partnerships are affiliated with Lehman Brothers Inc. As inducement for the conversion of Series B preferred stock and the 8.75% convertible notes, Interstate Hotels Corporation paid these parties $9,250,000. On August 2, 2002, these parties converted their remaining IHC Series B preferred stock and 8.75% convertible notes. As a result of these conversions, these parties held 6,805,824 shares of our common stock. Messrs. Karim J. Alibhai and Sherwood M. Weiser were affiliated with the CGLH partnerships as were Messrs. Mikulich and Flannery, who are affiliated through their employment with Lehman Brothers Inc.

      Board of Directors. Messrs. Alibhai, Weiser, Mikulich and Flannery are members of our board of directors. In connection with the merger, we entered into a board composition agreement with the CGLH partnerships and certain other of our stockholders. Pursuant to the board composition agreement, the composition of our board of directors could not be changed, including with respect to Messrs. Alibhai, Weiser, Mikulich and Flannery. This agreement expired on April 1, 2004.

      Distribution and Contribution Agreement. On August 17, 2004 the partners of each of CGLH Partners I LP and CGLH Partners II LP entered into a Distribution and Contribution Agreement, pursuant to which all the shares of common stock of the Company held by the relevant partnership were distributed to six new limited partnerships formed by the partners of the relevant partnership and to LP Interstate GP LLC and LB Interstate LP LLC, which are a general partner and a limited partner, respectively, of each of the relevant partnerships (collectively, “LB Interstate”). All such distributees are selling stockholders under this prospectus.

      Stockholders’ Agreement. In connection with the Distribution and Contribution Agreement, the distributees of the shares formerly held by the CGLH partnerships entered into a Stockholders’ Agreement. The Stockholders’ Agreement limits the ability of those investors to transfer their shares of our common stock without the consent of LB Interstate for a period of one year. The limitations on transfer do not apply to certain permitted transfers and pledges of shares of our common stock in connection with obtaining margin loans. The Stockholders’ Agreement also provides the other stockholder parties the opportunity to sell common stock, under certain circumstances, in the event of sales of common stock by LB Interstate.

      Amended and Restated Registration Rights Agreement. In connection with the Distribution and Contribution Agreement, we also entered into an Amended and Restated Registration Rights Agreement, amending and restating the registration rights agreement originally entered into with the CGLH partnerships.

      Incidental Registration Rights — Under the Registration Rights Agreement, if at any time we propose to file a registration statement with the SEC to register any of our common stock or other debt or equity securities that may be converted into or exchanged for shares of common stock, for sale to the public, the selling stockholders will have the right to include in the registration their shares of common stock. This right will be triggered whether the sale to the public is made by us for our account, or on behalf of any of our selling stockholders.

      However, this right will not be triggered if the sale is:

•	not for cash consideration;

•	is being made in connection with the conversion, exchange or exercise for shares of our common stock;

•	of shares of our common stock that are issuable upon the exercise of stock options, or issuable under the employee stock purchase plan;

•	in connection with an acquisition by us;

•	in connection with any securities exchange offer, dividend reinvestment plan, employee benefit plan or corporate reorganization; or

•	in connection with any amalgamation, merger or consolidation in which we are involved where we are the surviving corporation.

      The ability of the stockholder parties to include shares of common stock in our registrations is subject to customary provisions relating to the ability of underwriters to reduce the number of securities to be sold in an offering. The selling shareholders are included in this registration statement as a result of the exercise of their rights under our previous Registration Rights Agreement.

      Demand Registration Rights — The stockholder parties also have the right to obligate us to file a registration statement covering the resale of their common stock upon written notice to us, so long as this demand for registration is for:

•	at least 12,500,000 shares of our common stock;

•	securities that are convertible into 12,500,000 shares of our common stock; or

•	a lesser number of shares, so long as the gross proceeds of the intended sale would not be less than $2,000,000, calculated based on the average closing price of common stock over the 10 day trading period immediately preceding the date of the written demand request.

      We may delay filing the demanded registration, or delay the effectiveness of the related registration statement for a period of not more than 90 days if, in the sole judgment of our board of directors:

•	a delay is necessary in light of pending financing transactions, corporate reorganizations or other major events involving us; or

•	the filing at the time requested would materially and adversely affect our business or prospects in light of the disclosures that may be required by applicable law in connection with filing the registration statement.

      These stockholders, in aggregate, will be entitled to make up to seven demands for registration of their common stock to the company under the registration rights agreement.

      Most Favorable Registration Rights — The Registration Rights Agreement also provides that if we give any person registration rights that are more favorable than those granted to these stockholders, other than the number of registrations that may be demanded, with respect to any of our securities, we will be required to provide these stockholders with notice of that event, and accord them those more favorable rights.

      Lehman Brothers, Inc. Relationships. LB Interstate GP LLC and LB Interstate LP LLC are affiliated with Lehman Brothers, Inc. and Lehman Commercial Paper, Inc.

      Senior Credit Facility. Interstate Operating Company, L.P. (formerly known as MeriStar H&R Operating Company, L.P.), our subsidiary operating partnership, of which we are the general partner, indirectly holds a substantial portion of all of our assets. On July 31, 2002, MeriStar H&R Operating Company, L.P. entered into a Senior Secured Credit Agreement, for a maximum amount of $113.0 million, with Lehman Brothers and various other lenders and other parties. Lehman Brothers, Inc. was the joint lead arranger, book runner, and co-syndication agent. As of June 30, 2004, $46.3 million was outstanding under the facility, which bears interest at a variable rate per annum of LIBOR plus 3.00 to 4.50%, depending on meeting specified financial tests.

      Subordinated Credit Facility. On January 10, 2003, Interstate Operating Company entered into a subordinated credit facility with Lehman Commercial Paper, Inc. and Lehman Brothers, Inc., under which Lehman Brothers, Inc. was the lender. As of June 30, 2004, $40.0 million was outstanding under the facility, which bears interest at a variable rate per annum of LIBOR plus 8.50%. The subordinated credit facility matures on January 31, 2006, but if the revolving portion of our senior credit facility is extended for an additional year, the subordinated credit facility will also be automatically extended for one more year, to January 31, 2007. The credit agreement governing our subordinated credit facility contains customary covenants and customary events of default. In connection with the subordinated credit facility, we also paid fees of $1.7 million to Lehman Commercial Paper, Inc. and Lehman Brothers, Inc.

      Other Lehman Brother Relationships. We hold a 49.5% non-controlling equity interest in two limited partnerships that own seven Marriott-branded hotels and one Hampton Inn hotel for which we made a total investment of approximately $8.7 million. FelCor Lodging Trust owns the remaining 50.5% of the partnerships. The partnerships have borrowed an aggregate of $52.2 million of non-recourse loans from Lehman Brothers Bank, FSB, an entity related to Lehman Brothers Inc. These borrowings are secured by the partnerships’ hotels. We are currently in default under these loans and we expect we will transfer ownership of our equity interests in these joint ventures to Fel Cor in return for the extinguishment of the debt. In fiscal 2003, we received an aggregate of $0.7 million in management fees from these hotels.

      We manage the Park Central Hotel in New York, New York, and we managed the Raleigh Sheraton Capital Center Hotel in Raleigh, North Carolina, until March 2003. The owners of these hotels engaged us to manage these properties in accordance with the rights of the principal lender of these hotels to select a third-party management company. The principal lender of these hotels is Lehman Brothers Holdings Inc., an affiliate of Lehman Brothers Inc. In fiscal 2003, we received an aggregate of approximately $0.8 million in net management fees from these hotels.

      We manage the Beaumont Hilton in Beaumont, Texas. This hotel is owned by an entity related to Lehman Brothers Inc. In fiscal 2003, we received approximately $0.1 million in net management fees from this hotel.

      Other Relationships. We hold a 25% non-controlling equity interest in and manage the Houston Astrodome/ Medical Center Residence Inn by Marriott in Houston, Texas. Mr. Alibhai, one of our directors and an affiliate of KA/ LB IHR II, LP, holds a 22.46% ownership interest in the hotel. The net management fees earned from this hotel amounted to $0.2 million for the year ended December 31, 2003. Separately, Mr. Weiser is an affiliate of SMW/LB IHR II, LP.

PLAN OF DISTRIBUTION

      We may sell the securities being offered by this prospectus and any accompanying prospectus supplement and any selling stockholder may sell shares of our common stock being offered by this prospectus and any accompanying prospectus supplement:

•	directly to purchasers;

•	through agents;

•	through dealers;

•	through underwriters;

•	directly to our stockholders; or

•	through a combination of any such methods of sale.

      In addition, the offered securities may be issued by us as a dividend or distribution.

      The distribution of the offered securities may be effected from time to time in one or more transactions either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

      We or any selling stockholders may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of securities, we or any selling stockholders, or the purchasers of securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

      We or any selling stockholders may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The institutions with which the contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The purchasers’ obligations under the contracts will not be subject to any conditions except that:

•	the purchase of the securities may not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject; and

•	if the securities are also being sold to underwriters, we will have sold to the underwriters the securities not sold for delayed delivery.

      The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts. We will provide in the prospectus supplement relating to the contracts the price to be paid for the securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the securities.

      We or any selling stockholders will name any underwriter or agent involved in the offer and sale of the securities in the applicable prospectus supplement, and we will describe in such prospectus supplement any compensation we or any selling stockholders pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We or any selling stockholders may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, and to reimburse these persons for certain expenses.

      To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

      Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business for which they receive compensation.

LEGAL MATTERS

      Latham & Watkins LLP, Washington, D.C., will issue an opinion about certain legal matters for us with respect to the securities offered by us under this prospectus. Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, NY, will pass upon the validity of the common stock offered by the selling stockholders under this prospectus for us. Any underwriters will be advised about the other issues relating to the offering by their own legal counsel.

EXPERTS

      The consolidated financial statements of Interstate Hotels & Resorts, Inc. and subsidiaries (formerly Interstate Hotels Corporation) as of December 31, 2003 and 2002, and for each of the years in the two-year period ended December 31, 2003, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of MIP Lessee, L.P. and subsidiaries as of December 31, 2003 and for the year then ended; the consolidated financial statements of FCH/IHC Leasing, L.P. and subsidiaries as of December 31, 2003 and for the year then ended; and the consolidated financial statements of FCH/IHC Hotels, L.P. and subsidiaries as of December 31, 2003 and for the year then ended, have been incorporated herein by reference in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of Interstate Hotels & Resorts, Inc. and subsidiaries (formerly Interstate Hotels Corporation) for the year ended December 31, 2001 have been incorporated by reference herein in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of CNL IHC Partners, LP and subsidiaries appearing in Interstate Hotel & Resorts, Inc.’s Annual Report (Form 10-K/ A) for the year ended December 31, 2003 have been incorporated by reference herein in reliance on the report of PricewaterhouseCoopers LLP, independent registered certified public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

      The financial statements of S.D. Bridgeworks LLC appearing in Interstate Hotel & Resorts, Inc.’s Annual Report (Form 10-K/ A) for the year ended December 31, 2003 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution.

      The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, all of which shall be borne by the registrant, in connection with the offering of the securities pursuant to this registration statement:

Registration Fee	$22,354
Printing Fees and Expenses	200,000
Accounting Fees and Expenses	100,000
Legal Fees and Expenses	250,000
Trustee Fees	25,000
Transfer Agent Fees and Expenses	15,000
Miscellaneous	20,000

Total	$632,354

Item 15.	Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred, including liabilities under the Securities Act, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, although in the case of proceedings brought by or on behalf of the corporation, such indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation (unless the Delaware Court of Chancery or the court in which such proceeding was brought determines otherwise in accordance with the Delaware General Corporation Law). Section 102 of the Delaware General Corporation Law authorizes a corporation to limit or eliminate its directors’ liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (i) breaches of the duty of loyalty, (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law, (iii) unlawful payments of dividends, stock purchases or redemptions or (iv) transactions from which a director derives an improper personal benefit. Interstate’s certificate of incorporation contains such a provision.

      Interstate Hotels & Resorts, Inc.’s bylaws provide that it will indemnify each director and each officer of Interstate against all claims and expenses resulting from the fact that he or she was an officer or director of Interstate. In addition, Interstate’s board of directors may, at its option, indemnify any other persons who are not directors or officers of Interstate but are serving, or who have served, at the request of Interstate, in similar capacities for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

      Section 145 of the Delaware General Corporation Law authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such. Interstate’s certificate of incorporation and bylaws contain such provisions. Interstate has obtained liability insurance covering its directors and officers for claims asserted against them or incurred by them in such capacity, including claims brought under the Securities Act.

      The charter documents, operating agreements, or other governing documents of the registrant contain provisions similar to those detailed above.

Item 16.	Exhibits

1.1*		Form of Underwriting Agreement.
4.1.	1	Amended and Restated Certificate of Incorporation of Interstate Hotels & Resorts, Inc., formerly MeriStar Hotels & Resorts, Inc. (incorporated by reference to Exhibit 3.1 to Interstate’s Registration Statement on Form S-1/A, filed with the Securities and Exchange Commission on July 23, 1998 (Registration No. 333-49881)).
4.1.	2	Certificate of Amendment of the Restated Certificate of Incorporation of Interstate, formerly known as MeriStar Hotels & Resorts, Inc., dated June 30, 2001 (incorporated by reference to Exhibit 3.1.1 to Interstate’s Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission on March 8, 2002). 4.1.3 Certificate of Amendment of the Restated Certificate of Incorporation of Interstate dated July 31, 2002 (incorporated by reference to Exhibit 3.1.3 to Interstate’s Form 8-A/A filed with the Securities and Exchange Commission on August 2, 2002).
4.1.	3	Certificate of Amendment of the Restated Certificate of Incorporation of Interstate dated July 31, 2002 (incorporated by reference to Exhibit 3.1.3 to Interstate’s Form 8-A/A filed with the Securities and Exchange Commission on August 2, 2002).
4.2.	1	By-laws of Interstate, formerly MeriStar Hotels & Resorts, Inc. (incorporated by reference to Exhibit 3.2 to Interstate’s Registration Statement on Form S-1/A, filed with the Securities and Exchange Commission on July 23, 1998 (Registration No. 333-49881)).
4.2.	2	Amendment to the By-laws of Interstate (incorporated by reference to Exhibit 3.3 to Interstate’s Form 8-A/A filed with the Securities and Exchange Commission on August 2, 2002).
4.3		Form of Certificate representing Common Stock of Interstate (incorporated by reference to Exhibit 4.1 to Interstate’s Form 8-A/A filed with the Securities and Exchange Commission on August 2, 2002).
4.4		Specimen Rights Certificate of Interstate, formerly MeriStar Hotels & Resorts, Inc. (incorporated by reference to Exhibit 4.3 to Interstate’s Registration Statement on Form S-1/A, filed with the Securities and Exchange Commission on July 23, 1998 (Registration No. 333-49881)).
4.5.	1	Form of Rights Agreement, dated July 23, 1998, between Interstate, formerly MeriStar Hotels & Resorts, Inc. and the Rights Agent (incorporated by reference to Exhibit 4.4 to Interstate Interstate’s Registration Statement on Form S-1/A, filed with the Securities and Exchange Commission on July 23, 1998 (Registration No. 333-49881)).
4.5.	2	Amendment to Rights Agreement, dated December 8, 2000, between Interstate and the Rights Agent (incorporated by reference to Exhibit 4.1 to Interstate’s Form 8-A/A filed with the Securities and Exchange Commission on December 12, 2000).
4.5.	3	Second Amendment to Rights Agreement, dated May 1, 2002, between Interstate and the Rights Agent (incorporated by reference to Exhibit 4.1 to Interstate’s Form 8-A/A filed with the Securities and Exchange Commission on May 3, 2002).
4.6		Form of Indenture.
4.7*		Form of Debt Security.
4.8*		Form of Preferred Stock Certificate.
4.9*		Form of Warrant Agreement for Debt Securities, including as an exhibit thereto the form of warrant.
4.10	*	Form of Warrant Agreement for Preferred Stock, including as an exhibit thereto the form of warrant.
4.11	*	Form of Warrant Agreement for Common Stock, including as an exhibit thereto the form of warrant.
5.1		Opinion of Latham & Watkins LLP.
5.2		Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.
12.1		Statement Regarding Computation of Ratios.
23.1		Consent of KPMG LLP, independent registered public accounting firm.
23.2		Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
23.3		Consent of PricewaterhouseCoopers LLP, independent registered certified public accounting firm.

23.4	Consent of Ernst & Young LLP, independent auditors.
23.5	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included on the signature page to this registration statement).
25.1*	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939.

*	To be filed by amendment or report on Form 8-K pursuant to Regulation S-K, Item 601(b).

Item 17.	Undertakings.

      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that information required to be included in a post-effective amendment by paragraphs (a)(1)(i) and (a)(1)(ii) above may be contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (the “TIA”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the TIA.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Arlington, Commonwealth of Virginia, on August 25, 2004.

INTERSTATE HOTELS & RESORTS, INC.

By:	/s/ CHRISTOPHER L. BENNETT

Christopher L. Bennett, Esq.
Senior Vice President,
General Counsel and Secretary

POWER OF ATTORNEY

      Each of the undersigned directors and officers of Interstate Hotels & Resorts, Inc. hereby severally constitutes and appoints Steven D. Jorns and Christopher L. Bennett, and each of them, as attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any amendments to this registration statement (including post-effective amendments), and to file the same with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or any of them, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on August 25, 2004 by the following persons in the capacities indicated.

Signature	Title

/s/ PAUL W. WHETSELL Paul W. Whetsell	Chairman of the Board

/s/ STEVEN D. JORNS Steven D. Jorns	Chief Executive Officer and Vice Chairman of the Board (Principal Executive Officer)

/s/ J. WILLIAM RICHARDSON J. William Richardson	Chief Financial Officer (Principal Financial and Accounting Officer)

Leslie R. Doggett	Director

Joseph J. Flannery	Director

/s/ RAYMOND C. MIKULICH Raymond C. Mikulich	Director

Signature	Title

/s/ JOHN J. RUSSELL, JR. John J. Russell, Jr.	Director

/s/ JAMES B. MCCURRY James B. McCurry	Director

Sherwood M. Weiser	Director

Thomas F. Hewitt	Director

/s/ MAHMOOD J. KHIMJI Mahmood J. Khimji	Director

Karim J. Alibhai	Director

EXHIBIT INDEX

Exhibit
Number		Description

1.1*		Form of Underwriting Agreement.
4.1.	1	Amended and Restated Certificate of Incorporation of Interstate Hotels & Resorts, Inc., formerly MeriStar Hotels & Resorts, Inc. (incorporated by reference to Exhibit 3.1 to Interstate’s Registration Statement on Form S-1/A, filed with the Securities and Exchange Commission on July 23, 1998 (Registration No. 333-49881)).
4.1.	2	Certificate of Amendment of the Restated Certificate of Incorporation of Interstate, formerly known as MeriStar Hotels & Resorts, Inc., dated June 30, 2001 (incorporated by reference to Exhibit 3.1.1 to Interstate’s Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission on March 8, 2002). 4.1.3 Certificate of Amendment of the Restated Certificate of Incorporation of Interstate dated July 31, 2002 (incorporated by reference to Exhibit 3.1.3 to Interstate’s Form 8-A/A filed with the Securities and Exchange Commission on August 2, 2002).
4.1.	3	Certificate of Amendment of the Restated Certificate of Incorporation of Interstate dated July 31, 2002 (incorporated by reference to Exhibit 3.1.3 to Interstate’s Form 8-A/A filed with the Securities and Exchange Commission on August 2, 2002).
4.2.	1	By-laws of Interstate, formerly MeriStar Hotels & Resorts, Inc. (incorporated by reference to Exhibit 3.2 to Interstate’s Registration Statement on Form S-1/A, filed with the Securities and Exchange Commission on July 23, 1998 (Registration No. 333-49881)).
4.2.	2	Amendment to the By-laws of Interstate (incorporated by reference to Exhibit 3.3 to Interstate’s Form 8-A/A filed with the Securities and Exchange Commission on August 2, 2002).
4.3		Form of Certificate representing Common Stock of Interstate (incorporated by reference to Exhibit 4.1 to Interstate’s Form 8-A/A filed with the Securities and Exchange Commission on August 2, 2002).
4.4		Specimen Rights Certificate of Interstate, formerly MeriStar Hotels & Resorts, Inc. (incorporated by reference to Exhibit 4.3 to Interstate’s Registration Statement on Form S-1/A, filed with the Securities and Exchange Commission on July 23, 1998 (Registration No. 333-49881)).
4.5.	1	Form of Rights Agreement, dated July 23, 1998, between Interstate, formerly MeriStar Hotels & Resorts, Inc. and the Rights Agent (incorporated by reference to Exhibit 4.4 to Interstate Interstate’s Registration Statement on Form S-1/A, filed with the Securities and Exchange Commission on July 23, 1998 (Registration No. 333-49881)).
4.5.	2	Amendment to Rights Agreement, dated December 8, 2000, between Interstate and the Rights Agent (incorporated by reference to Exhibit 4.1 to Interstate’s Form 8-A/A filed with the Securities and Exchange Commission on December 12, 2000).
4.5.	3	Second Amendment to Rights Agreement, dated May 1, 2002, between Interstate and the Rights Agent (incorporated by reference to Exhibit 4.1 to Interstate’s Form 8-A/A filed with the Securities and Exchange Commission on May 3, 2002).
4.6		Form of Indenture.
4.7*		Form of Debt Security.
4.8*		Form of Preferred Stock Certificate.
4.9*		Form of Warrant Agreement for Debt Securities, including as an exhibit thereto the form of warrant.
4.10	*	Form of Warrant Agreement for Preferred Stock, including as an exhibit thereto the form of warrant.
4.11	*	Form of Warrant Agreement for Common Stock, including as an exhibit thereto the form of warrant.
5.1		Opinion of Latham & Watkins LLP.
5.2		Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.
12.1		Statement Regarding Computation of Ratios.
23.1		Consent of KPMG LLP, independent registered public accounting firm.

Exhibit
Number	Description

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
23.3	Consent of PricewaterhouseCoopers LLP, independent registered certified public accounting firm.
23.4	Consent of Ernst & Young LLP, independent auditors.
23.5	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included on the signature page to this registration statement).
25.1*	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939.

*	To be filed by amendment or report on Form 8-K pursuant to Regulation S-K, Item 601(b).